EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Everspin Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity(1)	Common Stock, par value $0.0001 per share	Other	(2)	595,753	(3)	$8.60	(2)	$5,123,475.80	.0000927	$474.95
Equity(4)	Common Stock, par value $0.0001 per share	Other	(2)	198,584	(3)	$8.60	(2)	$1,707,822.40	.0000927	$158.32
Total Offering Amounts								$6,831,298.20		$633.27
Total Fee Offsets										$0
Net Fee Due										$633.27

(1)	Represents shares of the registrant’s common stock, par value $0.0001 per share (“Common Stock”), that were added to the shares reserved for issuance under the Everspin Technologies, Inc. Amended and Restated 2016 Equity Incentive Plan on January 1, 2022, pursuant to an “evergreen” provision contained in such plan.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on March 8, 2022.

(3)	Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement shall also cover any additional shares of Common Stock that become issuable under the plans set forth herein by reason of any stock splits, stock dividends or similar transactions effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(4)	Represents shares of Common Stock that were added to the shares reserved for issuance under the Everspin Technologies, Inc. 2016 Employee Stock Purchase Plan on January 1, 2022, pursuant to an “evergreen” provision contained in such plan.